Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

April 23, 2024

ClearSign Technologies Corporation 8023 East 63rd Place, Suite 101 Tulsa, Oklahoma 74133
Re:	ClearSign Technologies Corporation – Registration Statement on Form S-3 (333-265967)

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-265967) filed by ClearSign Technologies Corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 1, 2022, and amended on July 29, 2022 (the “Registration Statement”), and the related prospectus contained in the Registration Statement (the “Base Prospectus”); and (ii) the prospectus supplements filed with the Commission on March 18, 2024 and April 19, 2024, by the Company, pursuant to Rule 424 promulgated under the Securities Act (collectively, the “Prospectus Supplements” and together with the Base Prospectus as supplemented from time to time by one or more prospectus supplements, the “Prospectus”). The Prospectus relates to the public offering of an aggregate of: (a) 5,313,874 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), which includes 693,114 additional shares of Common Stock that may be issued upon the exercise of the underwriter’s over-allotment option (the “Over-Allotment Option”); and (b) 5,313,874 warrants to purchase shares of Common Stock, which includes 693,114 warrants to purchase shares of Common Stock that may be issued upon the exercise of the Over-Allotment Option (the “Warrants,” and shares of Common Stock underlying the Warrants, the “Warrant Shares,” and together with the Shares, the “Securities”). The Warrants are to be issued in accordance with a warrant agency agreement to be entered into by the Company and VStock Transfer, LLC (the “Warrant Agency Agreement”).

The Shares and the Warrants are being sold pursuant to an underwriting agreement, dated as of April 19, 2024, by and between the Company and Public Ventures, LLC, as representative of the underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

In connection with this opinion letter, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Certificate of Incorporation of the Company and the Bylaws of the Company; (ii) resolutions of the Company’s board of directors and a properly constituted and authorized committee thereof; (iii) the Registration Statement and the exhibits thereto; (iv) the Prospectus; (v) the form of Underwriting Agreement; (vi) the form of Warrants; (vii) the form of Warrant Agency Agreement and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinions stated herein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the current federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agency Agreement, as applicable, will be valid and binding obligations of the Company.

3. The Warrant Shares has been duly authorized and, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement and we further consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

MITCHELL SILBERBERG & KNUPP LLP